UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 4, 2008

Eddie Bauer Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33070	421672352
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10401 NE 8th Street, Suite 500, Bellevue, Washington		98004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(425)-755-6544

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Eddie Bauer Holdings, Inc. (the "Company," "our" or "we") intends to contact certain stockholders and holders of our 5.25% Convertible Senior Notes due 2014 (the "Convertible Notes") to ascertain their willingness to approve an extension from January 4, 2009 to January 1, 2012 of the current limitation contained in our certificate of incorporation on direct or indirect ownership of our common stock or other equity securities more particularly described below (the "Ownership Limitation"). An extension would involve an amendment to the indenture for the Convertible Notes, which would require the written consent of the holders of a majority of the outstanding Convertible Notes, and an amendment to our certificate of incorporation, which would require the approval of a majority of our outstanding common stock. The Ownership Limitation imposes restrictions on the direct or indirect ownership of the Company’s common stock or other equity securities such that (i) no Person (defined as an individual, various forms of corporations or partnerships, estates, trusts or associations) may acquire or accumulate 4.75% or more of such equity securities and (ii) no Person owning directly or indirectly 4.75% or more of the Company’s equity securities may acquire additional equity securities without meeting certain notice and prior approval requirements as set forth in our certificate of incorporation. Any transfers of equity securities in violation of the Ownership Limitation are null and void, unless the transferor or transferee, upon providing at least 15 days prior written notice of the transfer, obtains written consent for the proposed transfer from a majority of the Company’s board of directors. If the Company determines that a transfer in violation of the Ownership Limitation has occurred, upon written notice to the transferee, the transferee is required to transfer the shares of equity securities obtained in violation of the Ownership Limitation to an agent designated by the board of directors for sale.

The Ownership Limitation was established to provide our board of directors with the ability to prevent the occurrence of an ownership change under Section 382 of the Internal Revenue Code, as amended. Under Section 382, an ownership change occurs if there is a greater than 50% change in equity ownership of a company over a three-year period determined by reference to the ownership of persons holding 5% or more of that company’s equity securities. If a corporation undergoes an ownership change as defined by Section 382, the corporation’s ability to use its pre-change net operating loss carryovers ("NOLs") and other pre-change tax attributes to offset its post-change income may be limited. Our certificate of incorporation sets the Ownership Limitation below 5% to prevent persons from becoming 5% shareholders whose equity positions would be aggregated in determining whether an ownership change has occurred under Section 382.

Our NOLs for federal income tax purposes are currently limited under Section 382 as a result of the ownership change that was deemed to have occurred as a result of our emergence from bankruptcy. Because of the value of the Company’s equity at that time and the application of the built-in gain rules of Section 382, we believe that the limitations imposed by Section 382 generally would not preclude use of our federal NOLs that existed at that time, assuming the Company has sufficient taxable income in future carryforward periods to utilize those NOLs. If we were to experience a future ownership change, however, our ability to use any federal NOLs existing at that time could be materially limited, especially if the trading price of our common stock remains at or near current levels.

We estimate that currently under Section 382 we can use up to approximately $86 million of pre-bankruptcy federal NOLs per year in fiscal 2008 and 2009, approximately $61 million in 2010 and approximately $36 million in fiscal 2011 and future fiscal years, until the NOLs’ expiration in fiscal 2021 or they are fully utilized. We also estimate that if a future ownership change were to occur, based upon the trading price of our common stock on June 28, 2008, Section 382 would limit our ability to use pre-bankruptcy federal NOLs to approximately $9 million per year for the first five years following the ownership change and $6 million per year thereafter through expiration in fiscal 2021. In that circumstance, we believe a significant portion of our federal NOLs would expire unused.

As of June 28, 2008 we estimate that the Company had approximately $370 million of pre-bankruptcy federal NOLs ($129 million tax affected, or $4.22 per share) available to offset against future income for federal tax purposes.

While the amount of our pre-change federal NOLs that we can utilize in the future will depend on a number of factors at the time any future ownership change were to occur and therefor cannot be determined at this time, we believe that occurrence of a future ownership change prior to the utilization of a material portion of our federal NOLs could have a material adverse effect on the Company and that providing our board of directors with the ability to assure the availability of current federal NOLs to offset against future income through January 1, 2012 would be of great value to the Company. It is for this reason that we are considering the extension of the Ownership Limitations described above.

If our initial discussions with stockholders and holders of the Convertible Notes are positive, we intend to solicit the consent of the holders of the Convertible Notes to an amendment to the indenture to permit the Company to amend our certificate of incorporation to extend the date by which the Ownership Limitation expires to as late as January 1, 2012. If that consent solicitation is successful, we currently intend to hold a special meeting of stockholders to seek approval for an amendment to our certificate of incorporation to extend the expiration date with the proviso that the Ownership Limitation would not apply to acquisitions of common stock upon conversion of the Convertible Notes.

The Company considered alternatives to extending the expiration date of the Ownership Limitation, including the adoption of a so-called stockholder rights plan or "poison pill" intended to discourage any person from becoming a 5% shareholder under Section 382, but determined to seek extension of the expiration date for the Ownership Limitation contained in our certificate of incorporation because of the greater level of certainty in the Company’s ability to prevent persons from becoming 5% shareholders and thereby preclude occurrence of a future ownership change.

Even if we are successful in obtaining the approval of the holders of the Convertible Notes and of our stockholders to the amendments necessary to extend the expiration date of the Ownership Limitation, there can be no assurance that we will be able to use our existing federal NOLs, whether as a result of the failure to have future income against which to offset them, our decision to pursue a transaction that would result in the loss or limitation of our NOLs or otherwise.

Forward Looking Statements

This report contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," qualifiers such as "preliminary" and similar expressions. Such forward looking statements include statements about our intention to contact certain stockholders and holders of the Convertible Notes to ascertain their willingness to approve an extension of the Ownership Limitation, whether we solicit the consent of the holders of the Convertible Notes to an amendment to the Indenture, whether we call a special meeting of stockholders to seek the approval of an amendment to our certificate of incorporation, and the amount, availability and our ability to utilize federal NOLs in certain circumstances. Forward-looking statements contained in this report are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Forward-looking statements contained in this report are not guarantees of future events, and we cannot assure you that such statements will be realized. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including the unfavorable reactions from stockholders and the holders of the Convertible Notes to the proposed extension of the Ownership Limitation; our inability to use our federal NOLs, whether as a result of lack of future income from tax purposes or otherwise; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including our Annual Report on Form 10-K for the period December 27, 2007 and our Quarterly Report on Form 10-Q for the period ended March 29, 2008. The information contained in this report is as of August 4, 2008, and we undertake no obligation to update any forward-looking statements.

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The information contained in this report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eddie Bauer Holdings, Inc.

August 4, 2008	By:	Freya R. Brier

Name: Freya R. Brier
Title: Senior Vice President and General Counsel